Exhibit 99.1

Floor & Decor Holdings, Inc. Announces First Quarter Fiscal 2020 Financial Results

  Net sales increased 16.3% from the first quarter of fiscal 2019 to $554.9 million
  Comparable store sales increased 2.4% from the first quarter of fiscal 2019
  Diluted earnings per share (“EPS”) increased 20.7% to $0.35 from $0.29 in the first quarter of fiscal 2019; Adjusted diluted EPS* increased 17.2% to $0.34 from $0.29 in the first quarter of fiscal 2019
  Withdraws prior full year fiscal 2020 sales and earnings outlook

ATLANTA--(BUSINESS WIRE)--April 30, 2020--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the first quarter of fiscal 2020, which ended March 26, 2020.

Tom Taylor, Chief Executive Officer, stated, “We remain committed to supporting our customers and associates as we continue to navigate the uncertainty caused by the COVID-19 pandemic. Floor & Decor continues to make the best decisions we can with two goals in mind: maintaining a safe shopping environment for our associates and customers and serving the customers who rely on our products to complete their projects and support their businesses. We are pleased that our first quarter fiscal 2020 adjusted earnings met our expectations, considering we were dealing with the impact from the COVID-19 pandemic, which forced us to limit our store operations, and in some cases close stores. Prior to shifting to our curbside pickup model, our quarter-to-date comparable store sales were up approximately 6.1% from last year. Our curbside pickup model closely aligns with CDC safety protocols, including social distancing.”

Mr. Taylor continued, “It has been inspiring to see how our store and store support associates have rallied together to face the unique challenges caused by the COVID-19 pandemic, which speaks to the strong culture of our organization. Their tireless and creative efforts have enabled us to continue to serve our customers safely, including our professional customers who operate small businesses. We are leveraging the strength of our e-commerce platform and call center during these challenging times. We have also quickly taken substantial measures to lower expenses during this period with an emphasis on not impacting our customer-facing operations. We are fortunate to have a strong business model, leadership team, balance sheet, and access to liquidity. We have been operating our curbside model successfully since late March, and in certain markets have begun to reopen our stores to our professional customers and the public in accordance with current guidelines from health authorities. We will continue to adhere to guidelines and recommendations from health authorities. We look forward to returning to full store operations as soon as local conditions permit.”

Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.

For the Thirteen Weeks Ended March 26, 2020

  Net sales increased 16.3% to $554.9 million from $477.1 million in the first quarter of fiscal 2019. Comparable store sales increased 2.4%.
  The Company opened three new stores during the first quarter of fiscal 2020, ending the quarter with 123 warehouse format stores.
  Operating income increased 17.4% to $46.7 million from $39.8 million in the first quarter of fiscal 2019. Operating margin increased 10 basis points to 8.4%.
  Net income increased 20.6% to $37.1 million compared to $30.7 million in the first quarter of fiscal 2019. Diluted EPS was $0.35 compared to $0.29 in the first quarter of fiscal 2019.
  Adjusted net income* increased 21.3% to $36.3 million compared to $30.0 million in the first quarter of fiscal 2019.
  Adjusted diluted EPS* was $0.34 compared to $0.29 in the first quarter of fiscal 2019, an increase of 17.2%.
  Adjusted EBITDA* increased 21.7% to $73.1 million compared to $60.1 million in the first quarter of fiscal 2019.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

The COVID-19 Pandemic Impact on Floor & Decor’s Business Outlook: There is significant uncertainty about the duration and extent of the negative impacts of the COVID-19 pandemic on us, our customers, suppliers, and other business partners. We are monitoring the situation closely with regards to our associates, customers, business partners and supply chain. Given the evolving nature of the COVID-19 pandemic and the uncertainty it has caused, it is impossible to predict with precision the pandemic’s cumulative impact on our future financial results, however depending on the duration and extent of the pandemic, our results of operations, financial condition and cash flows in 2020 are likely to be negatively impacted. As such, we are withdrawing our fiscal 2020 sales and earnings outlook, which were provided on February 20, 2020.

Conference Call Details

A conference call to discuss the first quarter fiscal 2020 financial results is scheduled for today, April 30, 2020, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.

A recorded replay of the conference call is expected to be available approximately two hours following the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13701163. The replay will be available until May 7, 2020.

About Floor & Decor Holdings, Inc.

Floor & Decor is a multi-channel specialty retailer operating 123 warehouse-format stores across 30 states at the end of the first quarter of fiscal 2020. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate/luxury vinyl plank, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.

Comparable Store Sales

Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and is based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Since our e-commerce sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in square footage of an existing comparable store, including remodels and relocations, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed temporarily and relocated within their primary trade areas are included in comparable store sales. Additionally, any stores that were closed during the current or prior fiscal year are excluded from the definition of comparable stores.

Non-GAAP Financial Measures

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset impairments and disposals, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc. Consolidated Statements of Income (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended
	3/26/2020		3/28/2019		% Increase
	Actual	% of Sales	Actual	% of Sales	(Decrease)
Net sales	$554,937	100.0%	$477,050	100.0%	16.3%
Cost of sales	318,905	57.5	275,676	57.8	15.7
Gross profit	236,032	42.5	201,374	42.2	17.2
Operating expenses:
Selling and store operating	153,066	27.6	127,383	26.7	20.2
General and administrative	30,858	5.6	30,202	6.4	2.2
Pre-opening	5,434	1.0	4,027	0.8	34.9
Total operating expenses	189,358	34.1	161,612	33.9	17.2
Operating income	46,674	8.4	39,762	8.3	17.4
Interest expense, net	1,807	0.3	2,921	0.6	(38.1)
Income before income taxes	44,867	8.1	36,841	7.7	21.8
Provision for income taxes	7,804	1.4	6,121	1.3	NM
Net income	$37,063	6.7%	$30,720	6.4%	20.6%
Basic weighted average shares outstanding	101,629		97,785
Diluted weighted average shares outstanding	105,510		104,321
Basic earnings per share	$0.36		$0.31		16.1%
Diluted earnings per share	$0.35		$0.29		20.7%

NM – Not Meaningful

Consolidated Balance Sheets (In thousands, except share and per share data) (Unaudited)

	As of	As of
	March 26,	December 26,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$289,931	$27,037
Income taxes receivable	—	2,868
Receivables, net	50,561	69,301
Inventories, net	588,941	581,865
Prepaid expenses and other current assets	21,562	20,415
Total current assets	950,995	701,486
Fixed assets, net	473,081	456,289
Right-of-use assets	865,515	822,256
Intangible assets, net	109,291	109,299
Goodwill	227,447	227,447
Other assets	7,551	7,532
Total long-term assets	1,682,885	1,622,823
Total assets	$2,633,880	$2,324,309
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan	$1,808	$—
Current portion of lease liabilities	67,588	74,592
Trade accounts payable	319,815	368,459
Accrued expenses and other current liabilities	100,423	102,807
Income taxes payable	9,674	—
Deferred revenue	7,189	6,683
Total current liabilities	506,497	552,541
Term loan	138,326	142,606
Revolving line of credit	275,000	—
Lease liabilities	889,021	844,269
Deferred income tax liabilities, net	13,633	18,378
Other liabilities	2,114	2,179
Total long-term liabilities	1,318,094	1,007,432
Total liabilities	1,824,591	1,559,973
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at March 26, 2020 and December 26, 2019	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 102,308,612 shares issued and outstanding at March 26, 2020 and 101,457,858 issued and outstanding at December 26, 2019	102	101
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at March 26, 2020 and December 26, 2019	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at March 26, 2020 and December 26, 2019	—	—
Additional paid-in capital	378,234	370,413
Accumulated other comprehensive loss, net	(125)	(193)
Retained earnings	431,078	394,015
Total stockholders’ equity	809,289	764,336
Total liabilities and stockholders’ equity	$2,633,880	$2,324,309

Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Thirteen Weeks Ended
	March 26,	March 28,
	2020	2019
Operating activities
Net income	$37,063	$30,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,088	17,184
Gain on asset impairments and disposals	(29)	—
Deferred income taxes	(4,739)	(1,057)
Interest cap derivative contracts	83	610
Stock based compensation expense	2,908	2,250
Changes in operating assets and liabilities:
Receivables, net	18,740	22,568
Inventories, net	(7,076)	33,510
Trade accounts payable	(48,644)	(84,005)
Accrued expenses and other current liabilities	(2,478)	3,017
Income taxes	12,542	13,143
Deferred revenue	506	1,337
Other, net	(6,296)	(12,256)
Net cash provided by operating activities	24,668	27,021
Investing activities
Purchases of fixed assets	(38,384)	(31,634)
Net cash used in investing activities	(38,384)	(31,634)
Financing activities
Borrowings on revolving line of credit	275,000	80,200
Payments on revolving line of credit	—	(78,100)
Payments on term loan	(875)	(875)
Proceeds from exercise of stock options	3,783	1,776
Debt issuance costs	(2,429)	—
Proceeds from employee stock purchase plan	1,131	1,419
Net cash provided by financing activities	276,610	4,420
Net increase (decrease) in cash and cash equivalents	262,894	(193)
Cash and cash equivalents, beginning of the period	27,037	644
Cash and cash equivalents, end of the period	$289,931	$451
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$63,578	$53,049
Cash paid for interest, net of capitalized interest	$1,298	$1,987
Fixed assets accrued at the end of the period	$19,620	$10,836

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except EPS) (Unaudited) Adjusted net income and Adjusted diluted EPS

	Thirteen Weeks Ended
	3/26/2020	3/28/2019
Net income (GAAP):	$37,063	$30,720
Secondary offering costs (a)	267	393
Debt modification expense (b)	722	—
Store Support Center relocation and distribution center closure (c)	—	1,596
Tariff refunds (d)	(650)	—
COVID-19 costs (e)	1,310	—
Tax benefit of stock option exercises (f)	(4,284)	(2,498)
Tax impact of adjustments to net income (g)	1,906	(251)
Adjusted net income	$36,334	$29,960
Diluted weighted average shares outstanding	105,510	104,321
Adjusted diluted EPS	$0.34	$0.29
(a)

Amounts for the thirteen weeks ended March 26, 2020 primarily relate to costs associated with a possible secondary public offering of the Company’s Class A common stock by certain of the Company’s stockholders. Amounts for the thirteen weeks ended March 28, 2019 primarily relate to costs associated with a secondary public offering of the Company’s Class A common stock by certain of the Company’s stockholders. The company did not sell any shares or receive any proceeds from the sale of shares by the selling stockholders.

(b)	Represents legal fees incurred in connection with the February 2020 amendment to the Company’s senior secured term loan credit facility.
(c)	Amounts for the thirteen weeks March 28, 2019 relate to costs incurred in connection with the relocation of the Company’s Store Support Center and closure of the Company’s Miami distribution center.
(d)

Represents income for additional tariff refunds recognized during the thirteen weeks ended March 26, 2020 related to certain engineered wood products as well as interest earned on tariff refund receivables.

(e)

Represents employee payroll continuation, sanitation, and other costs that directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic on the Company’s business.

(f)	Tax benefit due to stock option exercises.
(g)	Adjustment for taxes related to pre-tax adjustments above and tax reserves, including for uncertain tax positions, related to prior years.

EBITDA and Adjusted EBITDA

	Thirteen Weeks Ended
	3/26/2020	3/28/2019
Net income (GAAP):	$37,063	$30,720
Depreciation and amortization (a)	21,673	16,871
Interest expense, net	1,807	2,921
Income tax expense	7,804	6,121
EBITDA	68,347	56,633
Stock compensation expense (b)	2,908	2,250
COVID-19 costs (c)	1,310	—
Tariff refunds (d)	(401)	—
Other (e)	962	1,185
Adjusted EBITDA	$73,126	$60,068
(a)	Excludes amortization of deferred financing costs, which is included as a part of interest expense, net in the table above.
(b)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards and forfeitures.
(c)

Represents employee payroll continuation, sanitation, and other costs that directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic on the Company’s business.

(d)

Represents income for additional tariff refunds recognized during the thirteen weeks ended March 26, 2020 related to certain engineered wood products. Interest income for tariff refunds is included within interest expense, net in the table above.

(e)

Other adjustments include amounts management does not consider indicative of the Company’s core operating performance. Amounts for the thirteen weeks ended March 26, 2020 primarily relate to legal fees associated with the February 2020 amendment to the Company’s senior secured term loan credit facility and costs associated with a possible secondary public offering of the Company’s Class A common stock by certain of the Company’s stockholders. Amounts for the thirteen weeks ended March 28, 2019 primarily relate to costs associated with a secondary public offering of the Company’s Class A common stock by certain of the Company’s stockholders, the relocation of the Company’s Store Support Center, and the closure of the Company’s Miami distribution center. The Company did not sell any shares or receive any proceeds from the sale of shares by the selling stockholders.

Forward-Looking Statements

This release and the associated webcast/conference call contain forward-looking statements. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans, objectives of management for future operations and the impact of the COVID-19 pandemic, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of the COVID-19 pandemic.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, those factors described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2019 filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2020 (the “Annual Report”) and elsewhere in the Annual Report, those factors described in Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A, “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 26, 2020 (the “10-Q) and elsewhere in the 10-Q, and those described in the Company’s other filings with the SEC.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise.

Contacts

Investor Contacts:

Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com

or

Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com